Exhibit 99.5

VS HOLDINGS, INC.

2101 91st Street

North Bergen, New Jersey 07047

I hereby accept, and consent to be designated as a director of VS Holdings, Inc. upon completion of your initial public offering, and agree to so serve. I understand that you will disclose in your Registration Statement on Form S-1 the information that I will be joining VS Holdings, Inc. as a director upon completion of your initial public offering.

October 9, 2009	/s/ David Edwab
Date	Signature

David Edwab